Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 11, 2021, by and between Calavo Growers, Inc., a California corporation (the “Employer”), and Graciela Montgomery (the “Employee”').

RECITAL

The Employer desires to employ the Employee as the Employer's Chief Human Resources Officer, and the Employee desires to accept such employment, upon the terms set forth in this Agreement.

NOW, THEREFORE, ln consideration of the foregoing and other good and valuable consideration. the receipt mid sufficiency of which hereby are acknowledged, the Employer and the Employee hereby agree as follows:

1.	EMPLOYMENT.

(a)Term of Employment. Subject to Section 1(b) below, the Employer hereby employs the Employee, and the Employee hereby accepts employment with the Employer (“Employment”), in accordance with the terms and conditions of this Agreement. The term of the Employee's Employment under the terms of this Agreement (the “Term of Employment”) shall commence on October 11, 2021 (the “Commencement Date”) and shall continue until terminated by the Employer or Employee as provided herein. Employee shall not begin her employment with Employer until the Commencement Date.

(b)At Will Employment. Notwithstanding the foregoing, the Employer has the right to terminate the Employee's Employment at any time, with or without prior notice, and with or without cause and for any reason or for no specified reason, subject to the terms of Section 5 below of this Agreement. The Employee has the right to terminate her Employment at any time, with or without prior notice, subject to the terms of Section 5 below of this Agreement. The Employee is employed by the Employer “at will” and this Agreement does not provide the Employee with any right to continue in the Employment of the Employer for any minimum or specified period.

2.	POSITION, DUTIES, AUTHORITY AND EXCLUSIVITY OF SERVICES

(a)Position. During the Term of Employment, the Employee shall serve as the Employer's Chief Human Resources Officer (or such other title as the parties may mutually agree upon from time to time).

(b)Reporting. The Employee shall report on a regular basis directly to, and shall be subject to the supervision and direction of, the Employer's Chief Executive Officer, Chairman of the Board of Directors, and the Board of Directors in general.

(c)Duties, Responsibilities and Authority. The Employee's duties, responsibilities and authority shall consist of the duties of Chief Human Resources Officer, as determined by the Chief Executive Officer or the Board of Directors of the Employer. The

Employee shall be responsible for diligently and competently performing all services and acts that are necessary or advisable to fulfill those duties and responsibilities and shall render such services on the terms set forth in this Agreement. The Employee shall at all times be subject to, observe and carry out such reasonable employment-related rules, regulations and policies as the Employer's Board of Directors or Chief Executive Officer may from time to time establish for the Employer's employees, including, without limitation, the Employer's Employee Handbook, Insider Trading Policy and Code of Business Conduct and Ethics.

(d)Principal Business Office. Without restricting any requirement that the Employee engage in reasonable business-related travel, the principal location in which the Employee shall be required to perform her duties and responsibilities shall be the Employer's Corporate Headquarters, which are presently located at 1141A Cummings Road, Santa Paula, California 93060.

(e)Exclusivity of Services. Except for sick leave and other forms of leave that are permitted under the Employer's rules, regulations and policies and except for the paid vacation time or paid time off to which Employee may be entitled. the Employee shall, throughout the Term of Employment, devote her full business lime and attention during the Employer's normal business hours to serving in the position described in this Agreement and to the performance of her duties and responsibilities in good faith and to the best of her ability. The Employee may spend reasonable time managing her personal and family business and affairs and engaging in civic, educational, social, and charitable activities, so long as the same do not conflict or interfere with performance of her duties hereunder. The Employee may continue to serve on the boards of directors on which she serves as of the Effective Date. The Employee may serve on the board of directors of other for-profit entities with the prior written consent of the Employer's Board of Directors, which will not be unreasonably withheld. Notwithstanding the foregoing, the Employee shall not serve on the board of directors of any entity that competes with the Employer and the Employee shall not serve on the board of directors of more than two for-profit entities.

3.	COMPENSATION.

(a)Base Salary. For services rendered during the Term of Employment, the Employer shall pay the Employee an annual salary base salary of $350,000, payable in regular installments in accordance with the Employer's customary payroll practices for employees. If the Employee is entitled to receive Base Salary for any period that is less than one calendar month, the Base Salary for such period shall be computed by prorating the annual Base Salary over such period based upon the actual number of days therein. The Employer's Compensation Committee, in its sole authority, shall determine on an annual basis whether an increase in the Employee's Base Salary is justified.

(b)Annual Bonus.

(i)With respect to each of the Employer's fiscal years during the Term of Employment beginning with the 2022 fiscal year, the Employee shall be eligible to receive an annual performance bonus (the “Annual Bonus”) to be determined annually by the Employer's Compensation Committee in connection with its determination of performance-based bonuses and performance targets. thresholds and requirements for other executive officers pursuant to a compensation plan or plans approved from time to time by the Compensation Committee. Notwithstanding the foregoing, the Employee will receive an Annual Bonus in the amount of 40% of her base salary for any fiscal year in which the Employer achieves its annual performance target commencing with the 2022 fiscal year provided that the Employee is employed with the Employer for the entire fiscal year. With respect to each of the Employer's fiscal years during the Term of Employment beginning with the 2022 fiscal year ( ending October 2022), the Compensation Committee may elect to award the Employee a discretionary bonus.

(ii)Beginning with the 2022 fiscal year, the Employee will also participate in the Employer's Long Term Incentive Plan (“LTIP”) to the extent such plan may exist, or any successor incentive plan that the Employer may develop (collectively, the “Incentive Plan”). Employee shall be eligible to receive a total of 40% of her base salary per year in equity awards pursuant to the terms of the Incentive Plan, including any vesting, incentive, and other requirements that may be incorporated into the Incentive Plan. Each such award shall vest over a three-year period in three equal annual installments, subject to the requirement that the Employee must be employed with the Employer on each date that shares are scheduled to vest and the Employee shall forfeit any such shares that have not vested as of the date her Employment ends.

(iii)The Employee acknowledges that the Compensation Committee may award Annual Bonuses and discretionary bonuses to her in cash, Employer common stock, or rights to acquire Employer common stock, and that such equity-based awards may be subject to vesting conditions and requirements. Equity-based awards made by the Employer to the Employee under this Agreement or otherwise shall be subject to the terms and conditions of the Employer's 2020 Equity Incentive Plan, as it may be amended from time to time and including any successor plan adopted by the Employer.

(c)Change in Control. In the event that a Change in Control, as defined in Section 9(c) of the 2020 Equity Incentive Plan, occurs during the Term of Employment or during any other period contemplated by this Agreement, then the effect upon any compensation paid to the Employee under the 2020 Equity Incentive Plan shall be governed in accordance with section 9(c) of the 2020 Equity Incentive Plan.

(d)Withholding. All Base Salary, Annual Bonuses and other payments to be made to the Employee under this Agreement are subject to the Employer's right to make customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities.

(e)Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement, or which is subject to recovery under any clawback policy adopted by the Employer that is applicable to its executive officers, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or pursuant to such Employer clawback policy. The Employer will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation and based upon its review of any clawback policy adopted by the Employer.

(f)Equity Interests in the Employer. The Employee acknowledges and agrees that, except as set forth in this Agreement, the Employer has not made any representations or promises to her regarding her receipt of (1) stock options or other rights to acquire shares of the Employer's common stock under an employee stock plan or otherwise or (2) equity interests in the Employer, and that nothing in this Agreement entitles her to any such stock options, shares or other equity interests except as provided herein.

4.	EMPLOYEE BENEFITS, EXPENSE REIMBURSEMENT AND INDEMNIFICATION: 409(A) COMPLIANCE.

(a)Employee Benefits. During the Term of Employment, the Employee shall be entitled to receive all benefits under any and all deferred compensation plans, retirement plans, life, disability, health, accident and other insurance programs, automobile allowances, and similar employee benefit plans and programs, sick leave, vacation time and paid time off (if any) that the Employer elects in its sole discretion to provide from time to time to its other executive officers (collectively referred to herein as the “Benefits”). However, the Employer reserves the right to terminate, reduce or otherwise amend any or all of the Benefits from time to time to the extent allowed by law, so long as such action applies generally to all of its executive officers. Except as otherwise required by applicable law or as provided herein and except as provided under the terms of the Employer's life, disability, health, accident and other insurance programs and similar employee benefit plans and programs, the Employee's right to receive Benefits shall terminate upon the termination of her Employment for any reason. The Employee shall be entitled to not less than four weeks vacation per year.

(b)Business Expense Reimbursement. Provided that the Employee provides appropriate documentation of her expenses, the Employee shall be entitled to receive full reimbursement for all reasonable out-of-pocket business expenses that are incurred by her during the Term of Employment in accordance with the policies, and procedures established from time to time by the Employer. The Employee's rights under this paragraph shall terminate as of the date that her Employment terminates for any reason, provided that the Employer shall remain obligated to reimburse the Employee for any such expenses that were properly incurred by her during the Term of Employment.

(c)Indemnification. In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal,. administrative or investigative (a “Proceeding”), by reason of the fact that the Employee is or was a director or officer of the Employer, or any affiliate of the Employer, or is or was serving at the request of the Employer as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Employee shall be indemnified and held harmless by the Employer to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). The Employer's obligations under this paragraph shall survive the termination of the Employee's Employment. Notwithstanding the foregoing, this paragraph shall not apply to any Proceeding, contest or dispute between the Employer or any of its affiliates and the Employee. In the event of a Proceeding, contest or dispute between Calavo or any of its affiliates and the Employee, Calavo will not cancel, discontinue, fail to renew or maintain, or alter any insurance policy in effect that would otherwise provide coverage to the Employee for such a Proceeding, contest or dispute, provided that Calavo cannot control whether the insurer would take any of these actions.

(d)It is the Employer's intention that the benefits and rights to which the Employee could become entitled to under this Agreement comply with, or alternatively fall within one of the exceptions to, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). If the Employee or the Employer believes, at any time, that any of such benefit or right does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply (with the most limited possible economic effect on the Employee and on the Employer) with Section 409A.

5.	POST-EMPLOYMENT COMPENSATION.

(a)General. Except as specifically provided in this Agreement, the Employer shall have no obligation to make any compensation, severance or other payments to the Employee, or to provide any other benefits to the Employee, after the date of the termination of the Employee's Employment for any reason.

(b)Base Salary. Upon the termination of the Employee's Employment for any reason, the Employee shall not be entitled to receive any additional Base Salary payments from the Employer except:

(i)The Employee shall have the right to receive any earned but unpaid Base Salary and, to the extent required by law, accrued vacation pay or accrued paid time off. as of the date of the Employment termination; and

(ii)If the Employer terminates the Employee's Employment without Cause (as defined in this Agreement), or the Employee terminates her Employment for Good Reason (as defined in this Agreement), then, provided that the Employee executes a Separation and Release Agreement in the form attached to this Agreement as Exhibit A, the Employer shall: (1) pay the Employee an amount equal to one year of her annual Base Salary, payable at regular payroll intervals; (2) make COBRA payments on behalf of the Employee in an amount sufficient for the Employee to maintain her then-current group health benefits for one year; and (3) provide the Employee with a pro rata portion of her Annual Bonus pursuant to the Annual Bonus plan then in effect for the Employer's executive officers for the year in which her Employment terminates, payable at the time that the Employer's other executive officers receive their Annual Bonuses. The Employee will be treated as an in-service employee for purposes of benefits continuation during any benefits continuation period. The payments and benefits described in this paragraph shall be subject to the Employer's right to make customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA,

Medicaid and other customary payroll activities. Such COBRA payments described above in clause (2) will include medical, dental, and vision insurance coverage, and all other Calavo provided benefits. Under such circumstances, Calavo will also provide the Employee the option, for a period of thirty-six (36) months thereafter, at the Employee's own expense to continue her medical, dental, and vision benefits at the equivalent of her COBRA continuation cost, if and to the extent the continuation of such benefits is permitted under COBRA and other applicable law and the terms of the insurance policies. The Employee shall not be entitled to receive the payments and benefits described in this paragraph if the Employer terminates the Employee's Employment for Cause or if she terminates her Employment other than for Good Reason.

(iii)For purposes of this Agreement, “Cause” means: (1) willful misconduct by the Employee with respect to the Employer that has a material adverse effect on the Employer and continues for a period of at least ten ( l 0) days after written notice of such misconduct is given by Employer to the Employee; (2) the Employee's willful refusal to attempt to follow any proper written direction of the Chairman of the Board of Directors, the Board of Directors, or the Company's Chief Executive Officer unless the Employee has a good faith reason to believe that such direction is illegal or is a violation of the Employer's rules, regulations and policies, which refusal shall continue for a period of at least ten days after written notice of such refusal is given by the Employer to the Employee; (3) the substantial and continuing refusal by the Employee to attempt to perform her duties required under this Agreement after written notice of demand for performance of such duties is delivered to the Employee by the Employer (which notice must specifically identify the manner in which the Employer believes the Employee has substantially and continually refused to attempt to perform her duties under this Agreement) and after such refusal to attempt to perform her duties has continued for at least ten days after her receipt of such notice; (4) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a felony involving a traffic violation); (5) the Employee's theft, embezzlement or other criminal misappropriation of funds from the Employer; or (6) the Employee’s willful breach of any other material provision of this Agreement or of the Employer’s Employee Handbook, Insider Trading Policy or Code of Business Conduct and Ethics and such willful breach continues for at least ten (10) days after written notice from Employer to the Employee specifying the breach if such breach is curable.

(iv)For purposes of this Agreement, “Good Reason” means the occurrence, without the Employee's written consent, of any of the following: (1) any requirement (whether as a result of change in duties or otherwise) that Employee perform the majority of her hours of employment more than 35 miles from the Employer's Corporate Headquarters, if the Employer fails to remedy such change within thirty days after written notice is given by the Employee to the Employer; (2) any reduction in base salary below $350,000 per year; (3) any material reduction the Employee's title, duties, responsibilities or authority, including, without limitation, any adverse change in reporting relationship or assignment to Employee of duties inconsistent with position of Chief Human Resources Officer, which is not cured within thirty (30) days after written notice from the Employee to Employer; (4) any breach by the Employer of any material provision of this Agreement (whether or not described above), which breach is not cured by the Employer within thirty days after written notice of such breach is given by the Employee to the Employer; or (5) the failure of any successor to the Employer (whether direct or indirect, or whether by merger, acquisition of assets, consolidation or otherwise) to assume in a writing delivered to the Employee the obligations of the Employer under this Agreement, if such assumption agreement is not delivered to the Employee within ten days after she provides the successor to the Employer with written notice of her desire to receive such agreement. Notwithstanding the foregoing, the Employee shall be deemed to have terminated her Employment for Good Reason for purposes of this Agreement only if she terminates her Employment within sixty days after the occurrence of the event described in this paragraph (including expiration of the applicable notice and cure period) that permits her to terminate her Employment for Good Reason.

6.	CONFIDENTIALITY/UNFAIR COMPETITION.

(a)Confidentiality. The Employee shall at no time, either during her Employment or after the termination of her Employment for any reason, use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of the Employer, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan. marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (1) in connection with the good faith performance of the Employee's duties during the period that she is so employed, (2) required by an order of a court of competent jurisdiction, or (3) authorized in writing by the Employer's Chairman of the Board of Directors or the Board of Directors. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through an improper disclosure by the Employee or by a person acting in concert with her to effect such improper disclosure. Within five days after the termination of her Employment, the Employee shall return to the Employer all memoranda, notes and other documents in her possession or control that relate to the confidential information of the Employer. Upon the Employer's request, the Employee agrees to execute and deliver to the Employer any reasonable form of confidentiality agreement that the Employer requires generally from its employees.

(b)Competition During the Term of Employment. During her Employment, the Employee shall not, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder or otherwise), (1) hire (or solicit for the purpose of hiring) or cause any other person to hire (or solicit for the purpose of hiring) any employee or officer of the Employer or (2) compete in any manner with the business then being conducted by the Employer. The prohibition that is set forth in the preceding sentence shall not be construed as prohibiting the Employee from acquiring and owning up to one percent of the outstanding common stock of any corporation whose common stock is traded on a national securities exchange.

(c)Remedies. If the Employee breaches any of the provisions of this Section or if the Employee breaches any of the terms of any other confidentiality or unfair competition agreement that she may enter into with the Employer, the Employer may, among its other remedies and notwithstanding any provision to the contrary in this Agreement; terminate all payments that are otherwise owed to the Employee under this Agreement, and the Employer shall be relieved of any obligation to make such payments to the Employee. Furthermore, the Employee acknowledges that damages and such termination of payments would be an inadequate remedy for her breach of any of the provisions of this Section, and that her breach of any of such provisions will result in immeasurable and irreparable harm to the Employer. Therefore, in addition to any other remedy to which the Employer may be entitled by reason of the Employee's breach of any such provision, the Employer shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief restraining the Employee From committing or continuing any breach of any provision of this Section.

7.	INVENTIONS/WORK PRODUCT

(a)Work Product. The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Employee individually or jointly with others during the period of her Employment by the Employer and relating in any way to the business or contemplated business, research or development of the Employer (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property or the Employer.

(b)Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject mailer is “work made for hire” ac; defined in 17 U.S,C. § 101 and such copyrights are therefore owned by the Employer. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Employer, for no additional consideration, the Employee's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Employer's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Employer would have had in the absence of this Agreement.

(c)Further Assurances; Power of Attorney. During and after her Employment, the Employee agrees to reasonably cooperate with the Employer to (1) apply for, obtain, perfect and transfer to the Employer the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world, and (2) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Employer. The Employee hereby irrevocably grants the Employer a power of attorney to execute and deliver any such documents on the Employee's behalf in her name and to do all other lawfully permitted acts to transfer the Work Product to the Employer and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Employer's request (without limiting the rights the Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Employee's subsequent incapacity.

8.	GENERAL PROVISIONS.

(a)Entire Agreement. This Agreement (and any separate confidentiality agreements that may be entered into between the Employer and the Employee) constitutes the entire agreement of the Employer and the Employee relating to the terms and conditions of the Employee's Employment and supersedes all prior oral and written understandings and agreements relating to such subject matter.

(b)Notices. All notices required or permitted by this Agreement to be given by one party to the other party shall be delivered in writing, by email and by registered or certified United States mail (postage prepaid and return receipt requested) or by email and by reputable overnight delivery service, to the Employer or the Employee, as applicable, at the address that appears on the signature page of this Agreement (or to such other address that one party gives the other in the foregoing manner or, in the case of the Employee, to her principal residential address on tile with the Employer). Any such notice that is sent in the foregoing manner shall be deemed to have been delivered three days aner deposit in the United States mail or one day after delivery to an overnight delivery service.

(c)Expenses. Each party to this Agreement shall bear its own costs and expenses (including, without limitation, attorneys' fees) incurred in connection with this Agreement.

(d)Amendment and Termination. This Agreement may be amended or terminated only pursuant to a writing executed by the Employer and the Employee.

(e)Successors and Assigns. This Agreement shall be binding upon, and shall benefit, the Employer and the Employee and their respective successors and assigns (including, without limitation, the Employee's personal representative and beneficiaries and any corporation or other entity into which the Employer is merged); provided, however, that the Employee is not entitled to assign her obligations hereunder to another person. A successor of the Employer shall include, without limitation, any corporation or other entity that acquires, directly or indirectly, all or substantially all of the Employer's assets, whether by merger, acquisition, lease or another form of transaction. Any such successor to the Employer referred to in this paragraph shall thereafter be deemed the “Employer” for purposes of this Agreement.

(f)Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

(g)Further Assurances. Each of the Employer and the Employee shall perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

(h)Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

(i)Waiver of Rights. Neither party shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by either party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

(j)Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of one gender shall be deemed to comprehend either or both of the other genders. The terms “hereof,” “herein,” “hereby” and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section of this Agreement. The term “person” refers to any natural person, corporation, partnership, limited liability company or other association or entity, as applicable.

(k)Representation of the Employee; Interpretation of This Agreement. The Employee acknowledges and agrees that she has had an adequate opportunity to review this Agreement with her attorney prior to executing this Agreement, and that she is freely entering into this Agreement without coercion from any source. The Employer and the Employee have negotiated the terms of this Agreement, and the language used herein was chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted.

(l)Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic transmission in PDF format, each of which will be deemed an original but both of which together will constitute a single instrument.

(m)Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

9.	ARBITRATION.

(a)Submission to Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement, any breach of this Agreement or the Employee’s employment with the Employer shall be submitted to and decided exclusively by binding arbitration in Los Angeles, California. Claims covered by this provision include, but are not limited to, the following: (1) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (2) claims for misappropriation of trade secrets, breach of fiduciary duty, or other duties owed by the Employee to the Employer; (3) claims based on any purported breach of contractual obligation, including but not limited to beach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (4) violations of public policy; (5) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (6) claims based on contract or tort; and (7) any and all other claims arising out of the Employee's employment with or termination by the Employer. This includes, but is not limited to, claims brought under Title VII of the Civil Rights Act of 1964; California Government Code Section 12960 et seq.; and any other federal, state or local anti-discrimination laws relating to discrimination, including, but not limited to, those based on the following protected categories: genetic information or characteristics; sex and gender; race; religion; national origin; mental or physical disability (including claims under the Americans With Disabilities Act); medical condition; veteran or military status; marital status; sexual orientation or preference; age; pregnancy; and retaliation or wrongful termination in violation of public policy for alleging or filing or participating in any grievance or otherwise complaining of any wrong relating to the aforementioned categories or any public policy.

(b)Exclusion of Claims. The following claims are expressly excluded and not covered by this Agreement for final and binding arbitration: (1) claims related to Workers' Compensation and Unemployment Insurance; (2) administrative filings with governmental agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; (3) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan; and (4) claims within the jurisdictional limits of small claims court. Nor does this Agreement preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

(c)Arbitration Provider and Rules. Any claim arising between the Employee and the Employer covered by the arbitration provisions of this Agreement shall be submitted to final and binding arbitration in the rules and procedures of JAMS, or any successor entity thereto, in effect upon the date the claim is submitted in writing to the Employer or the Employee, to which rules and procedures the parties hereby expressly agree. Such rules may be round at __________________________. Such rules allow for discovery by each party as ordered by the arbitrator. The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses. In making his or her award, the arbitrator shall have the authority to make any finding and provide any remedy.

(d)Written Award Required. The arbitrator must issue a written award. The arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the arbitrator's award in a court of competent jurisdiction, pursuant to applicable law.

(e)Fees and Costs. To the extent required by law, the Employer shall pay the arbitrator's fees and other administrative costs of arbitration, and other reasonable costs as specified by the arbitrator under applicable law so that Employee does not have to bear any cost which she would not have to bear in court beyond any amount which would have to be paid as a filing fee in a superior court. The arbitrator shall award attorneys' fees and costs to the prevailing party to the extent allowed by law.

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first written above.

CALAVO GROWERS, INC.

/s/ Mike DiGregorio
Mike DiGregorio,
Audit Committee Chairman,
Compensation Committee Member
Current Address:
1141A Cummings Road Santa Paula, CA
93060

/s/ Graciela Montgomery
Graciela Montgomery